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                                                                   EXHIBIT 10.44

                             ORDINANCE NUMBER 16-90

AN ORDINANCE OF THE CITY OF MONTGOMERY, ALABAMA, GRANTING A FRANCHISE FOR THE CONSTRUCTION, ACQUISITION, OPERATION, AND MAINTENANCE OF A CABLE TELEVISION SYSTEM WITHIN THE CITY LIMITS OF THE CITY OF MONTGOMERY, ALABAMA TO MONTGOMERY CABLEVISION & ENTERTAINMENT, INC. BE IT ORDAINED BY THE COUNCIL OF THE CITY OF MONTGOMERY, ALABAMA, THAT:

         WHEREAS, the Council of the City of Montgomery, Alabama has determined that MONTGOMERY CABLEVISION & ENTERTAINMENT, INC. is possessed of the requisite legal, character, financial, technical, and other qualifications to construct, own, and operate a cable television system to serve the City of Montgomery; and that is construction and financing are adequate and feasible;

                                 NOW, THEREFORE,

         Section 1. Grant of Fifteen Year Authority.
         There is hereby granted by the City of Montgomery to Montgomery Cablevision & Entertainment, Inc., its heirs, successors and assigns for a term of fifteen (15) years, the right, authority, and power to establish, construct, acquire, maintain, and operate a cable television system within the city limits of Montgomery, Alabama, to render, furnish, and sell cable services therefrom; and to use and occupy the public streets, rights-of-way, easements [including all easements dedicated for utility purposes (See application tab #5 incorporated by reference)] for such purposes, subject to the terms and conditions of the Montgomery Cable Television Ordinance adopted on the 22nd day of June, 1976, and amended on the 16th day of January, 1990, and the Rules of the Federal Communications Commission, which are hereby incorporated by reference and made a part of the franchise contract. The fifteen (15) year authority commences on March 6, 1990 and expires on March 6, 2005, after the passage and acceptance of this ordinance."
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         Section 2. This franchise is non-exclusive (and is limited to those areas of the City of Montgomery hereinafter described and designated on the map located at tab #3 of the application and incorporated by reference). (The Franchise Area consists of the entire City of Montgomery as now constituted and as hereafter modified and amended.)

         Section 3. The franchise is in lieu of any and all rights, privileges, immunities, and authorities which may be held by the Grantee or the successors to any interest of the Grantee, pertaining to the construction, acquisition, operation or maintenance of any cable television system in the City of Montgomery, and the acceptance of this franchise by the Grantee shall operate as an abandonment of any and all such rights, privileges, immunities, and authorities within the City of Montgomery, any and all construction, operation, and maintenance by any grantee of any cable television system in the City of Montgomery shall be in all instances and respects under and pursuant to this franchise and not under or pursuant to any other right, privilege, immunity or authority whatsoever.

         Section 4. Time is of the essence in this franchise, and the Grantee shall not be relieved of its obligation to comply promptly with any of the provisions of this Ordinance by any failure of the City of Montgomery to enforce prompt compliance.

         Section 5. (1) This franchise merely authorizes the construction, acquisition, operation and maintenance of a cable television system as provided by the Montgomery Cable Television Ordinance on the 22nd day of June, 1976, and amended on the 16th day of January, 1990.

         Section 6. (1) This franchise shall take effect immediately and remain in force for a term of fifteen (15) years upon the filing of an unconditional acceptance by the Grantee. Such acceptance must:

                    (a) be in the form of a writing, duly executed and sworn to;
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                    (b) contain a promise that the Grantee shall comply with and abide all terms, provisions, and conditions of the franchise; and

                    (c) be filed with the agency within thirty (30) days from the date of passage of this Ordinance. Grantee shall exercise none of the rights granted by this Ordinance until evidence of compliance with the bonding and insurance requirements of Section 6(3) and (4) of the Cable Television Ordinance has been filed with the agency.

         (2) Should the Grantee fail to comply with paragraph (1) above it shall acquire no rights, privileges, or authority under this franchise whatsoever.

         Section 7. The rates and charges set out in application at tab #4 are hereby authorized for service under this franchise.

         Section 8. This franchise is granted in reliance upon the representation made by Grantee in its application filed with the City on January 16, 1990, and the Grantee, by the acceptance of this franchise, agrees to perform all of the representations so made, and agrees that said application is a party of this franchise.

         Section 9. Franchise Payments.

         (1) Any person awarded a franchise under this Ordinance shall pay to the City, each year during the life of the franchise, a franchise fee in the amount of five per cent (5%) of its annual gross subscriber revenues and five per cent (5%) of its annual net auxiliary services revenue derived from the operation of the franchised cable television system within the franchised area limits. The amount of any application fee should be credited against the franchised cable television system within the franchised area limits. The amount of any application fee should be credited against the franchise fees thereafter becoming due.

         (2) A grantee shall file with the City, within 90 days after the expiration of any calendar year or portion thereof
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during which its franchise is in force, a financial statement certified by a responsible officer of the Grantee, showing in detail the gross subscriber revenues, as defined herein, of the Grantee during the preceding calendar year or portion thereof. It shall be the duty of the Grantee to pay the City within fifteen (15) days after the time for filing such statement, the sum prescribed above or any unpaid balance thereof for the calendar year covered by such statements.

         (3) The City shall have the right to inspect the Grantee's records showing the gross subscriber revenues from which its franchise payments are computed and shall also have the right of audit and recomputation of any and all amounts paid under the ordinance. No acceptance of payment shall be construed as a release or as an accord and satisfaction of any claim the City may have for further or additional sums payable under this ordinance or for the performance of any other obligation hereunder; however, an accounting rendered to the City and to which no exception is made within three (3) years after the receipt by the City shall be deemed to be accurate and shall not thereafter be subject to question or made the basis of any claim by the City against Grantee.

         Section 10.       Rates charged to Subscribers.

         (1) Any franchise issued shall set forth the initial rates which Grantee may charge its subscribers upon commencing service.

         (2) Any rate established shall be reasonable, just, and fair to the public and shall provide the Grantee a return upon its investment reasonably sufficient to:

                  (a) assure confidence in Grantee's soundness;

                  (b) support its credit and attract necessary capital under efficient and economical management;

                  (c) provide a return to equity owners commensurate with current returns on investment
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         and other enterprises having corresponding rights

         (3) No rate established shall afford any undue preference or advantage among subscribers, but separate rates may be established for separate classes of subscribers and rates may reflect the increased cost of providing service to isolated or sparcely populated areas.

         (4) The City Council shall have only the power, authority, and right to regulate the rates and charges made by the Grantee pursuant to this franchise agreement in accordance with the terms and provisions of Public Law 98-549 cited in the Cable Communications Policy Act of 1984 approved and enacted by the United States Congress on October 30, 1984. Public Law 98-549 is incorporated into this agreement by reference as though set out fully herein.

         Section 11. Noncompliance with ordinance or Failure to Perform. The following terms and conditions will apply and are hereby incorporated and made a part of this ordinance:

         (1) Montgomery Cablevision & Entertainment, Inc. will complete two hundred (200) miles of service per time period for five time periods.

         (2) Upon failure by Montgomery Cablevision & Entertainment, Inc. to do so, a $250,000.00 penalty will be assessed for each time period in which Montgomery Cablevision and Entertainment, Inc. fails to complete two hundred (200) miles of service.

         (3) Montgomery Cablevision & Entertainment, Inc. hereby is granted eighteen (18) months to complete the first two hundred (200) miles of service plus an additional three (3) months in which to cure any defects or deficiencies.

         (4) For each twelve (12) month time period after the conclusion of the first eighteen (18) months of the franchise, Montgomery Cablevision & Entertainment, Inc. is hereby granted three (3) months to cure any defects or deficiencies for each of
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         the four (4) remaining time periods consisting of two hundred (200)
         miles of service. The next time period will begin at the expiration of the preceding time period and not at the end of the three (3) month grace period.

         (5) If, at the end of any time period of the franchise, said conditions have not been met, the franchise granted to Montgomery Cablevision and Entertainment, Inc. can be declared null and void.

         (6) Montgomery Cablevision and Entertainment, Inc. will construct its system in the following manner:

                  The proposed installation schedule for each of the five (5) time periods granted by this franchise is attached as Attachment "A" and made a part hereto.

         Section 12. By the adoption of this Ordinance, the City Council of the City of Montgomery hereby expressly authorizes the Mayor of the City of Montgomery to proceed with the implementation of this franchise and to enforce the provisions contained herein.

         ADOPTED AND APPROVED this the 6th day of March, 1990.

                                       APPROVED:    /s/ Emory Folmar
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                                       ATTEST:      /s/ John L. Baker
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STATE OF ALABAMA           )

COUNTY OF MONTGOMERY       )

CITY OF MONTGOMERY         )


         I, John L. Baker, City Clerk of the city of Montgomery, Alabama, DO HEREBY CERTIFY that the attached is a true and correct copy of Ordinance No. 16-90 which was duly adopted by the Council of the City of Montgomery at its regular meeting held the Sixth Day of March, 1990.

         GIVEN under my hand and the official SEAL of the City of Montgomery, Alabama, this the Fourteenth Day of June, 1990.

                                       /s/ John L. Baker
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                                       JOHN L. BAKER, CITY CLERK